Exhibit 99.4(e)

PROTECTIVE LIFE INSURANCE COMPANY     P. O. BOX  1928     BIRMINGHAM, ALABAMA  35282-8238

RIDER SCHEDULE

Contract #

Owner 1 Name:

Rider Effective Date:

Rider Purchase Age Limits on the Rider Effective Date:	We will not issue a rider with the Benefit described herein if any Owner or Annuitant is younger than Age 60 or older than Age 80.

Annual Benefit Cost on the Rider Effective Date:

1.40% (Guaranteed for the first fee calculation date after the Rider Effective Date. May be changed as described in the Rider’s ‘Benefit Cost’ provision, subject to the Maximum Annual Benefit Cost shown below.)

Maximum Annual Benefit Cost:	2.00%

Initial Benefit Base on the Rider Effective Date:

Maximum Benefit Base:	$5,000,000.00 (5 million dollars)

Limitations on Additional Purchase Payments:

In addition to the specific Purchase Payment limitations shown on the Contract’s Schedule, while this rider remains in effect we will not accept any Purchase Payment that we receive on or after the earlier of:

a) the 2nd anniversary of the Rider Effective Date; or,
b) the Benefit Election Date.

Contract Allocation Restrictions on the Rider Effective Date:	Your entire Contract allocation must either:
a) be 100% to a single permissible Model Portfolio; or,
b) be 100% to a single permissible Individual Option; or,
c) meet the following Allocation by Investment Category (“AIC”) guidelines:
• At least 40% must be allocated to Category 1 (Conservative);
• Not more than 60% may be allocated to Category 2 (Moderate);
• Not more than 25% may be allocated to Category 3 (Aggressive); and
• No Contract Value may be allocated to Category 4 (Not Permitted).

Permissible Model Portfolios, permissible Individual Options, and Investment Options in each AIC category as of the Rider Effective Date are shown in the ‘Investment Options Table’ at the end of this rider.

Withdrawal Percentages

(FOR CALCULATION OF ANNUAL WITHDRAWAL AMOUNTS ON AND AFTER THE BENEFIT ELECTION DATE)

Age of (younger) Covered Person on the Benefit Election date	One Covered Person	Two Covered Persons	Age of (younger) Covered Person on the Benefit Election date	One Covered Person	Two Covered Persons
60 - 64	4.00%	3.50%	72	5.10%	4.60%
65	4.50%	4.00%	73	5.15%	4.65%
66	4.60%	4.10%	74	5.20%	4.70%
67	4.70%	4.20%	75	5.25%	4.75%
68	4.80%	4.30%	76	5.30%	4.80%
69	4.90%	4.40%	77	5.35%	4.85%
70	5.00%	4.50%	78	5.40%	4.90%
71	5.05%	4.55%	79	5.45%	4.95%
			80 - 95	5.50%	5.00%

PROTECTED LIFETIME INCOME BENEFIT RIDER

We are amending the Contract to which this rider is attached to add a Protected Lifetime Income Benefit (the “Benefit”). The terms and conditions in this rider supersede any conflicting provision in the Contract beginning on the Rider Effective Date and continuing until the rider is terminated. Contract provisions not expressly modified by this rider remain in full force and effect.

Protected Lifetime Income Benefit — Subject to the terms and conditions of this rider, beginning on the Benefit Election Date and continuing on each Contract Anniversary thereafter during the lifetime of a Covered Person, you may take aggregate annual withdrawals from the Contract that do not exceed the Annual Withdrawal Amount regardless of the Contract Value at that time.

DEFINITIONS

Annual Withdrawal Amount:  The maximum amount that may be withdrawn from the Contract each Contract Year after the Benefit Election Date without reducing the Benefit Base.

Benefit Base:  The amount determined according to the terms of this rider and used to calculate the Annual Withdrawal Amount and the monthly fee. The Benefit Base may not exceed the Maximum Benefit Base shown on the Rider Schedule.

Benefit Election Date:  The date as of which we first calculate the Annual Withdrawal Amount and the date on which guaranteed withdrawals may begin.

Benefit Period: The period of time between the Benefit Election Date and the earlier of the Annuity Date or the rider termination date.

Covered Person: The person or persons upon whose lives the benefits of this rider are based. There may not be more than two Covered Persons. On and after the Benefit Election Date, the Covered Person (or one of the two Covered Persons) must be named as the Annuitant.

RightTime® Option: The option to purchase the current version of the Benefit after the Contract’s Issue Date, if we are offering one at that time.

BENEFIT COST AND FEES

Benefit Cost — On the Rider Effective Date, the Annual Benefit Cost (“Benefit Cost”) as a percentage of the Benefit Base is shown in the Rider Schedule. We have the right to change the Benefit Cost at any time after the first fee calculation date based primarily on our actual cost of providing the Benefit.  Any such change will apply on a nondiscriminatory basis to all contracts of the same actuarial class.   A ‘fee calculation date’ is the Valuation Period that includes the same day of the month as the Contract’s Issue Date, or the last Valuation Period of the month if that date does not occur during the month. The Benefit Cost as a percentage of the Benefit Base will never exceed the Maximum Annual Benefit Cost shown on the Rider Schedule. We will notify you of the new Benefit Cost in writing at the address contained in our records not less than 30 days prior to the date on which the new Benefit Cost becomes effective.

You may avoid changes in the Benefit Cost. We must receive your instructions declining the change before the Valuation Period during which the new Benefit Cost becomes effective.  However, if you decline a Benefit Cost change, each Step-Up Anniversary Value that follows will equal $0.

Monthly Fee — Beginning on the first fee calculation date following the Rider Effective Date and continuing monthly until the Benefit terminates, we will calculate the fee for this rider and deduct that amount from the Contract Value.

We calculate the monthly fee in arrears by multiplying the monthly equivalent of the Benefit Cost by the Benefit Base as of the fee calculation date, using the formula below:

Monthly Fee = [1 – (1 – Benefit Cost)1/12] x Benefit Base as of the calculation date.

Deducting the Monthly Fee — We deduct the monthly fee as of the Valuation Period immediately following the Valuation Period during which it was calculated.  The monthly fee is deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date. Deduction of the monthly fee will not reduce the Benefit Base or the Annual Withdrawal Amount.

THE BENEFIT BASE

The Benefit Base is used for calculation purposes only and does not represent accessible Contract Value. The Benefit Base cannot be withdrawn in a lump sum and is not payable as a death benefit.

Determining the Benefit Base — The initial Benefit Base is equal to the Contract Value on the Rider Effective Date. Thereafter, we increase the Benefit Base dollar-for-dollar for Purchase Payments credited to the Contract before the earlier of: a) the 2nd anniversary of the Rider Effective Date; or b) the Benefit Election Date. We reduce the Benefit Base pro-rata for each withdrawal before the Benefit Election Date. The pro-rata reduction for each withdrawal is the amount that reduces the Benefit Base in the same proportion that the amount deducted from the Contract Value to satisfy the withdrawal request reduced the Contract Value as of the Valuation Period during which the withdrawal was deducted.

Step-Ups — On each Contract Anniversary after the Rider Effective Date, we compare the Benefit Base to the Step-Up Anniversary Value. The greater of these will become the new Benefit Base as of that

Contract Anniversary.

Step-Up Anniversary Value. We identify a Step-Up Anniversary Value on each Contract Anniversary after the Rider Effective Date.  The ‘Step-Up Anniversary Value’ is equal to the Contract Value as of that Contract Anniversary. However, if you have declined a Benefit Cost change, each Step-Up Anniversary Value that follows will be deemed to be $0.

THE BENEFIT PERIOD

Establishing the Benefit Election Date — You must establish the Benefit Election Date to start the Benefit Period and access the guaranteed withdrawals provided by this rider.  To establish the Benefit Election Date, you must notify us that you are doing so, instruct us to calculate the Annual Withdrawal Amount based on either one or two lives (‘Covered Persons’) and (if we request it) provide proof of Age for the Covered Person(s).  You must also change the Annuitant (if necessary, and only if all Contract Owners are individuals) so that she or he is a Covered Person.  The Benefit Election Date may not be earlier than the date on which the Covered Person (or the younger of the two Covered Persons) attains age 59½, nor later than the Annuity Date.

Automatic Withdrawals established prior to the Benefit Period terminate as of the Benefit Election Date.

Individuals Eligible to be Named as a Covered Person — A Covered Person must be a living person who, on the Benefit Election Date, is either:

1)             an Owner of the Contract (or the Annuitant, if the sole Owner is not an individual); or

2)             the spouse of the sole Owner of the Contract (or the Annuitant’s spouse, if the sole Owner is not an individual), but only if the spouse is the sole Primary Beneficiary.

If there is one Owner, then the Owner (Annuitant) is the sole Covered Person if she or he either is not married, or is married but the spouse is not the sole Primary Beneficiary.

If there is one Owner and the sole Primary Beneficiary is the Owner’s (Annuitant’s) spouse, then:

1)             the Owner (Annuitant) is the Covered Person if the Annual Withdrawal Amount is based on one life.

2)             both spouses are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are married to each other, then:

1)             the older of the two is the Covered Person if the Annual Withdrawal Amount is based on one life.

2)             both spouses are Covered Persons if the Annual Withdrawal Amount is based on two lives.

If there are two Owners and they are not married to each other, the older of the two is the sole Covered Person.

For the purposes of this rider, the terms “married” and “spouse” include bona fide domestic partners or civil union partners in states that afford legal recognition to domestic partnerships or civil unions.  However, domestic partners and parties to a civil union may not be treated as “spouses” for federal tax purposes. You should consult a qualified tax professional about your specific situation prior to establishing the Benefit

Election Date.

Calculating the Annual Withdrawal Amount — The Annual Withdrawal Amount is equal to the Benefit Base as of the date the Annual Withdrawal Amount is being calculated, multiplied by the applicable Withdrawal Percentage shown on the Rider Schedule.

The initial Annual Withdrawal Amount is calculated as of the Benefit Election Date.  Thereafter, we re- calculate the Annual Withdrawal Amount only on Contract Anniversaries, and only if the Benefit Base (or the applicable Withdrawal Percentage, if the Rider Schedule shows that the Withdrawal Percentage varies based on the (younger) Covered Person’s age on the calculation date) changed since the Annual Withdrawal Amount was last calculated.

Accessing the Annual Withdrawal Amount — During the Benefit Period, you may request withdrawals individually or instruct us to send you specific amounts periodically.  Your request must include all the information necessary for us to remit the requested amounts. This includes (if we request it) proof that the Covered Person(s) is (are) alive on the withdrawal date.

Withdrawals made during the Benefit Period reduce the Contract Value and the death benefit in the same manner as withdrawals made prior to the Benefit Election Date.

The Annual Withdrawal Amount is not cumulative. You may take the entire Annual Withdrawal Amount each Contract Year, but if you do not, the remaining portion does not carry forward.  During the Benefit Period, aggregate withdrawals in any Contract Year that do not exceed the Annual Withdrawal Amount do not reduce the Benefit Base.

Excess Withdrawals — During the Benefit Period any portion of a withdrawal that, when aggregated with all prior withdrawals during that Contract Year, exceeds the Annual Withdrawal Amount constitutes an excess withdrawal.  We will not recalculate the Annual Withdrawal Amount until the next Contract Anniversary, so any subsequent withdrawal taken that Contract Year is also an excess withdrawal. If any portion of any requested withdrawal would be an excess withdrawal, we will not process the request until you have been notified of the excess amount and we provide you the opportunity to reduce or cancel the request.

Each excess withdrawal results in an immediate reduction of the Benefit Base. If, immediately after the excess withdrawal, the Contract Value minus any non-excess portion of the withdrawal is greater than the Benefit Base, we reduce the Benefit Base by the amount of the excess withdrawal. Otherwise, we reduce the Benefit Base by the same proportion that the excess withdrawal reduced the Contract Value as of the Valuation Period during which the excess withdrawal request was processed.

Because the Benefit Base is used to calculate Annual Withdrawal Amounts, reduction of the Benefit Base due to excess withdrawals could reduce future Annual Withdrawal Amounts by more than the dollar amount of the excess withdrawals.

If you have instructed us to send you all or a portion of the Annual Withdrawal Amount periodically in specific amounts, an excess or unscheduled withdrawal automatically terminates those periodic withdrawals. If any Contract Value remains after the excess withdrawal, you may instruct us to resume sending periodic withdrawals to you beginning on the next Contract Anniversary based on the recalculated Annual Withdrawal Amount.

Advisory Fees —  You may elect to have fees deducted from the Contract to pay for advisory services associated with the Contract.  In order to do so, you will need to submit to us an Advisory Fee Authorization Form.  We will honor instructions to deduct fees of up to 1.00% of the Contract Value, annually.  The deduction of Advisory fees will reduce your Contract Value, but will not reduce any other values associated with this Rider.

Reduction of the Contract Value to $0 After the Benefit Election Date — If an excess withdrawal reduces the Contract Value to $0, the Contract will terminate as of that date.  If after the Benefit Election Date, a non-excess withdrawal, negative investment performance, and/or deduction of any charges or fees reduces the Contract Value to $0, we will pay the Benefit under this rider as follows:  a) we will pay the remaining Annual Withdrawal Amount not yet withdrawn in the current Contract Year, if any, in a lump sum; and b) we will establish the Annuity Date on the next Contract Anniversary and will begin monthly fixed annuity income payments for the life of the (last surviving) Covered Person in an amount equal to the Annual Withdrawal Amount as of the Annuity Date divided by 12, less an adjustment for any applicable premium tax. On and after the date the Contract Value is reduced to $0, no death benefit is payable, no other Annuity Options are available, and the Annual Withdrawal Amount will not change.

Required Minimum Distributions — Withdrawals in excess of the Annual Withdrawal Amount are permitted to satisfy required minimum distributions (RMD) under Internal Revenue Code Section 401(a)(9) as they apply to amounts attributable to the Contract.  These withdrawals will not be treated as excess withdrawals under this rider provided:

1)             you notify us in writing at the time you request the withdrawal that it is intended to satisfy RMD requirements; and

2)             we calculate the RMD amount based solely on the applicable end-of-year value of this Contract.

The timing and amount of the non-excess RMD withdrawal we permit from this Contract may be more restrictive than allowed under IRS rules, and may not satisfy the annual RMD requirements for all of the tax-qualified contracts you own.

Death or Divorce of a Covered Person After the Benefit Election Date — If the Annual Withdrawal Amount is based on the life of one Covered Person, this rider terminates upon the Covered Person’s death. If the Annual Withdrawal Amount is based on the lives of two Covered Persons and they divorce or one of them dies, the applicable Withdrawal Percentage will continue to be determined, and the Annual Withdrawal Amount will continue to be calculated, as if no divorce or death had occurred, and this rider terminates upon the death of the last surviving Covered Person.

Spousal Continuation After the Benefit Election Date — The surviving spouse of a sole Covered Person who, pursuant to the Contract’s ‘Payment of the Death Benefit’ provision, continues the Contract and becomes the new sole Owner may also purchase a new rider using the RightTime Option, if we are offering one at that time. The surviving spouse must meet the Rider Purchase Age Limits in effect on the date the new rider is purchased. Only the surviving spouse is eligible to be a Covered Person under the new rider, and the new rider will terminate upon the death of that Covered Person.

Establishing the Benefit Election Date on the Maximum Annuity Date — If this rider is in force on the Maximum Annuity Date and you have not previously established the Benefit Election Date, it will be established for you, as follows:

1)             the Benefit Election Date, and the calculation date for the Annual Withdrawal Amount, will be the Maximum Annuity Date; and

2)             the Annual Withdrawal Amount will be calculated using the applicable Withdrawal Percentage shown on the Rider Schedule based on one Covered Person’s life: either the sole person eligible to be a Covered Person, or the older person if two people are eligible to be Covered Persons. That Covered Person will become the sole Annuitant as of the Maximum Annuity Date, if she or he was not already so named.

This provision does not apply if you established the Benefit Election Date prior to the Maximum Annuity Date.

Additional Annuity Option as of the Maximum Annuity Date — If this rider is in force on the Maximum Annuity Date, in addition to the other Annuity Options available to you under the Contract, you may select the “Annual Withdrawal Amount” Annuity Option that will pay monthly payments for the life of the (last surviving) Covered Person equal to the Annual Withdrawal Amount as of the Maximum Annuity Date divided by 12, less an adjustment for any applicable premium tax.  This “Annual Withdrawal Amount” Annuity Option is available whether or not the Contract Value applied to the option is sufficient to support the payments.

If you have not selected an Annuity Option, we will start sending monthly fixed annuity income payments one month after the Maximum Annuity Date. Payments will be an amount equal to the greater of:

1)             the Annual Withdrawal Amount as of the Maximum Annuity Date divided by 12, less an adjustment for any applicable premium tax. If this is the monthly payment amount, it will be paid for the life of the (last surviving) Covered Person.

2)             the results of applying the Contract Value as of the Valuation Period that includes the Maximum Annuity Date plus any applicable Annuity Option bonus, less any applicable premium tax, to Annuity Option B with a monthly payment mode and a 10-year Certain Period based on the life (lives) of the Covered Person(s).  If this is the monthly payment amount, it will be paid for the life of the (last surviving) Covered Person, or for 10 years, whichever is longer.

If you have selected an Annuity Option, we will distribute the entire interest in the Contract according to the Annuity Option you have selected.

Annuity Date Prior to the Maximum Annuity Date — If you select an Annuity Date that occurs before the Maximum Annuity Date, the Contract Value as of the Valuation Period that includes the Annuity Date, less any applicable premium tax, may be taken in a lump sum, or that amount may be applied as described in the Contract’s ‘ANNUITY INCOME PAYMENTS’ section. The “Annual Withdrawal Amount” Annuity Option, described in the provision above, is not available.

GENERAL PROVISIONS

Restrictions on Allocation, Transfer and Withdrawal of Contract Value — While this rider is in force, your Contract allocation is restricted. Your entire Contract allocation must be  either:

1)             100% to a single permissible Model Portfolio;  or,

2)             100% to a single permissible Individual Option,  or,

3)             distributed among Investment Options according to the Allocation by Investment Category (“AIC”)

guidelines.

The AIC guidelines divide Investment Options into categories and specify the range of percentages that must be allocated to each category. Within each category, you select the Investment Options and amounts allocated to them, provided the total percentage in each category is not less than the minimum required, nor more than the maximum permitted. The AIC guideline categories and percentage ranges on the Rider Effective Date are shown on the Rider Schedule.  Permissible Model Portfolios, permissible Individual Options, and Investment Options in each AIC category as of the Rider Effective Date are shown in the ‘Investment Options Table’ at the end of this rider.

We may change the permissible Model Portfolios, Individual Options, or AIC guidelines from time to time by notifying you in writing at the address contained in our records. If we do change the guidelines, we will not require you to re-allocate your Contract Value. We will continue to apply Purchase Payments you remit without allocation instructions, and process automatic transfers that facilitate dollar cost averaging, according to the Contract allocation established before the change.

However, allocation instructions that accompany a Purchase Payment and instructions to transfer Contract Value among the Investment Options change the Contract allocation as of the Valuation Period during which we receive the instruction, and must comply with the Contract allocation restrictions in effect at that time.  Anytime the Contract allocation changes, we re-allocate the Contract Value according to the new Contract allocation.  Purchase Payments applied to the Contract, and transfers that facilitate dollar cost averaging after that date, will be made according to that Contract allocation until you send a subsequent instruction that changes the Contract allocation and that satisfies the Contract allocation restrictions then in effect.

In addition to the re-allocation of Contract Value that occurs each time the Contract allocation is changed, we rebalance the Variable Account Value to the current Contract allocation semi-annually based on the Rider Effective Date, unless you instruct us to rebalance quarterly or annually.

Amounts deducted from the Contract Value to satisfy a withdrawal request are deducted from the Investment Options in the same proportion that the value of each bears to the total Contract Value on that date.

Reports — While this rider is in effect, the statements we provide under the Contract’s ‘Reports’ provision will include information for the statement period regarding the Benefit Cost, the Benefit Base, and (during the Benefit Period) the available Annual Withdrawal Amount. Prior to the Benefit Election Date, you may contact the Company at any time for information about the Annual Withdrawal Amount based on specified assumptions regarding the number and age(s) of the Covered Person(s), the Benefit Election Date, and the Benefit Base.

Termination — This rider, every benefit it provides, and deduction of the monthly fee terminate as of the Valuation Period during which any of the following 8 events first occur.

1)             We receive your instruction to:

a)             allocate any purchase payment; or

b)             dollar cost average; or

c)              transfer any Contract Value; or

d)             deduct any withdrawal;

in a manner inconsistent with the Contract allocation restrictions or other provisions of this rider.

2)             We receive your instruction to stop Portfolio Rebalancing.

3)             We receive your instruction to terminate this rider more than 10 years after its Rider Effective Date.

4)             We receive your instruction to add, remove, or change a Covered Person after the Benefit Election Date.

5)             We receive your instruction to change the Annuitant to someone other than a Covered Person after the Benefit Election Date.

6)             The (last surviving) Covered Person dies.

7)             The Contract Value is applied to an Annuity Option.

8)             The Contract to which this rider is attached is surrendered or otherwise terminated.

We will notify you in writing that the rider has terminated and identify the cause.

Reinstatement — If this rider terminates as a result of an action described in Items 1, 2, 4, or 5 of the ‘Termination’ provision, you may reinstate it within 30 days unless a Purchase Payment was applied to the Contract since the rider termination date.

We must receive your request for reinstatement along with instructions that correct the action that caused the termination within 30 days of this rider’s termination date. We will deduct any fees and make any other adjustments that were scheduled during the period of termination so that after the reinstatement, the Contract and this rider will be as though the termination never occurred.

Exercising the RightTime Option After the Rider Terminates — If this rider terminates as a result of any of the reasons in the ‘Terminations’ provision other than the Contract Value being applied to an Annuity Option or the Contract being terminated, you may purchase the Benefit using the RightTime Option, if:

1)             we are offering the RightTime Option when we receive your request to purchase it; and

2)             5 years or more have elapsed since this rider terminated; and

3)             the Rider Purchase Age Limits in effect on the new Rider Effective Date are met; and

4)             the Contract has not reached the Annuity Date.

If this rider terminates:

•                  because you instruct us to add, remove, or change a Covered Person after the Benefit Election Date; or,

•                  upon the death of the sole Covered Person but the surviving spouse continues the Contract, as described in the ‘Spousal Continuation After the Benefit Election Date’ provision of this rider;

we will waive the 5-year waiting period described in Item 2), above.

Signed for the Company and made a part of the Contract as of the Rider Effective Date.

PROTECTIVE LIFE INSURANCE COMPANY

Secretary

PROTECTIVE LIFE INSURANCE COMPANY                  P. O. BOX 1928                  BIRMINGHAM, ALABAMA 35282-8238

INVESTMENT OPTIONS TABLE

for the Protected Lifetime Income Benefit Rider

(as of the Rider Effective Date)

Permissible Model Portfolios	Protective Life Guaranteed Account
Balanced Growth & Income
Balanced Growth	The Fixed Account is in Category 4 - Not Permitted.
Conservative Growth
Permissible Individual Options Clayton Street Protective Life Dynamic Allocation — Conservative Clayton Street Protective Life Dynamic Allocation — Moderate

DCA Accounts 1 and 2 are available for Purchase Payments designated for dollar cost averaging. The Rider’s Contract allocation restrictions apply upon transfer of such funds from a DCA Account to the Variable Account.

Allocation by Investment Category (“AIC”) Options

(Sub-Accounts of the Protective Variable Annuity Separate Account)

Category 1 — Conservative	Category 3 — Aggressive
American Funds IS Bond Class 4	American Funds IS Blue Chip Income & Growth Class 4
American Funds IS US Government/AAA-Rated Securities Class 4	American Funds IS Global Growth Class 4
Clayton Street Protective Life Dynamic Allocation — Conservative	American Funds IS Global Growth & Income Class 4
DFA Global Bond Portfolio Institutional Shares	American Funds IS Growth Class 4
DFA Short-Term Fixed Portfolio Institutional Shares	American Funds IS Growth-Income Class 4
Fidelity Investment Grade Bond Service Class 2	Clayton Street Protective Life Dynamic Allocation — Growth
Goldman Sachs Core Fixed Income Service Shares	DFA Equity Allocation Institutional Shares
Invesco Government Securities Series II	DFA US Large Value Institutional Shares
Oppenheimer Government Money	Fidelity Mid Cap Service Class 2
PIMCO Low Duration Advisor Class	Franklin Mutual Shares Class 2
PIMCO Short-Term Advisor Class	Franklin Mutual Global Discovery Class 2
Vanguard Growth	Franklin Rising Dividends Class 2
Vanguard Money Market	Goldman Sachs Strategic Growth Service Shares
Vanguard Short-Term Investment Grade	Invesco Comstock Series II
Vanguard Total Bond Market Index	Invesco Growth and Income Series II
Invesco International Growth Series II
Category 2 — Moderate	Invesco Oppenheimer Main Street
American Funds IS Asset Allocation Class 4	Lord Abbett Dividend Growth (Value Class)
American Funds IS Capital Income Builder Class 4	Lord Abbett Fundamental Equity (Value Class)
Clayton Street Protective Life Dynamic Allocation — Moderate	Lord Abbett Growth Opportunities (Value Class)
DFA Global Moderate Allocation Institutional Shares	Vanguard Capital Growth
Franklin Income Class 2	Vanguard Diversified Value
Franklin Strategic Income Class 2	Vanguard Equity Income
Goldman Sachs Core Fixed Income Service Shares	Vanguard Equity Index
Goldman Sachs Global Trends Allocation Service Shares	Vanguard Mid-Cap Index
Invesco Balanced Risk-Allocation Fund Series II	Vanguard Mid-Cap Index
Invesco Equity and Income Series II	Vanguard Total Stock Market Index
Invesco Balanced Risk Allocation
Lord Abbett Bond Debenture (Value Class)
PIMCO All Asset Advisor Class
PIMCO Long-Term U. S. Government Advisor Class
PIMCO Real Return Advisor Class
Templeton Global Bond Class 2
Vanguard Balanced
Vanguard Conservative Allocation
Vanguard Global Bond Index
Vanguard High-Yield Bond
Vanguard Moderate Allocation

(Continued on next page)

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Category 4 — Not Permitted

American Funds IS Global Small Capitalization  Class 4
American Funds IS International Class 4
American Funds IS New World  Class 4
American Funds IS Global Small Cap Fund
DFA International Small Institutional Shares
DFA International Value Institutional Shares
DFA US Targeted Value Institutional Shares
Franklin Flex Cap Growth Class 2
PIMCO Global Diversified Allocation Advisor Class
Franklin Small Cap Value Class 2
Franklin Small-Mid Cap Growth Class 2
Goldman Sachs Growth Opportunities Service Shares
Goldman Sachs Mid Cap Value Service Shares
Invesco Global Real Estate Series II
Legg Mason ClearBridge Mid Cap Class II
Legg Mason ClearBridge Small Cap Growth Class II
Lord Abbett Growth Opportunities
Invesco Balanced Risk Allocation Series II
Oppenheimer Global Service Class
Royce Small-Cap Service Class
Templeton Developing Markets Class 2
Templeton Foreign Class 2
American Funds IS Growth-Income Class 4
Vanguard International
Vanguard Real Estate Index
Vanguard Total International Stock Market Index

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PROTECTIVE LIFE INSURANCE COMPANY   P. O. BOX 10648   BIRMINGHAM, ALABAMA  35202-0648   800-456-6330

NURSING HOME ENDORSEMENT

FOR THE GUARANTEED MINIMUM WITHDRAWAL BENEFIT

We are amending the Guaranteed Minimum Withdrawal Benefit (“GMWB”) rider included with your Contract to describe an increased GMWB withdrawal percentage if the Covered Person meets the qualifying conditions described in this endorsement. There is no cost to you for this additional benefit. The existing provisions of your Contract remain in full force and effect unless specifically modified by this endorsement.

Increased GMWB Withdrawal Percentage for Nursing Home Confinement — As of the Qualification Date, we will double the GMWB withdrawal percentage established on the Benefit Election Date — up to a maximum increased GMWB withdrawal percentage of 10% — and will use the increased GMWB withdrawal percentage to calculate the Annual Withdrawal Amount available each Contract Year, up to a maximum aggregate Nursing Home Benefit Period of 5 Contract Years. The Nursing Home Benefit Period is the period of time during which the increased GMWB withdrawal percentage is used to calculate the Annual Withdrawal Amount. Any Contract Year or portion thereof during which the increased GMWB withdrawal percentage is used to calculate the Annual Withdrawal Amount will be a full Contract Year for the purpose of determining the Nursing Home Benefit Period.

DEFINITIONS

Activities of Daily Living:  Six basic human functions necessary for a person to live independently.  Specifically, they include:

1.              Bathing — The ability to wash oneself by sponge bath, or in a tub or shower, including the task of getting into or out of the tub or shower.

2.              Continence — The ability to maintain control of one’s bowel or bladder, or when unable to maintain such control, the ability to perform associated personal hygiene including caring for a catheter or colostomy bag.

3.              Dressing — The ability to put on and take off all items of clothing, including any necessary braces, fasteners, or artificial limbs.

4.              Eating — The ability to feed oneself by getting food into the body from a receptacle (such as a plate, cup or table), by a feeding tube or intravenously.

5.              Toileting — The ability to get to and from the toilet; getting on and off the toilet; and, performing the associated personal hygiene.

6.              Transferring — The ability to move into or out of a bed, chair or wheelchair.

Physician:  A medical doctor currently licensed by a state’s Board of Medical Examiners, or similar authority in the United States, acting within the scope of her or his license.

Nursing Home: A facility (or portion of a facility) primarily engaged in providing continuous, on-going nursing care to its residents in accordance with the authority granted by a license issued by State or Federal government, and qualified as a “skilled nursing home facility” under Medicare or Medicaid. A “Nursing Home” does not include: a hospital or clinic; a facility operated primarily for the treatment of alcoholism or drug addiction; or, an assisted living facility engaged primarily in custodial care.

Qualification Date:  The end of a Valuation Period during which we determine the Covered Person qualifies for the increased GMWB withdrawal percentage.

Severe Cognitive Impairment:  A loss or deterioration of intellectual capacity that is comparable to, and includes, Alzheimer’s disease and similar forms of irreversible dementia. Severe Cognitive Impairment is characterized by clinical evidence and the results of standardized tests that reliably measure impairment in the person’s: a) short-term or long-term memory; b) orientation as to people, place or time; c) deductive or abstract reasoning; and, d) judgment, as it relates to safety awareness.

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CLAIMING THE INCREASED GMWB PERCENTAGE FOR NURSING HOME CONFINEMENT

Ineligibility — You are not eligible for the increased GMWB withdrawal percentage if the Covered Person was confined to a Nursing Home any time during the period that starts 1-year prior to the date the GMWB rider was purchased and ends 1- year after the date the GMWB rider was purchased

Qualifying Conditions — You must request the increased GMWB withdrawal percentage by Written Notice on or after the Benefit Election Date. Your Written Notice must include proof the Covered Person:

1.                                      was not confined to a Nursing Home any time during the period that began 1-year prior to the date the GMWB rider was purchased and ended 1-year after the date the GMWB rider was purchased; and,

2.                                      has been continuously confined to a Nursing Home for at least 90 days immediately preceding the date of your Written Request; and,

3.                                      is unable to perform at least two of the six Activities of Daily Living, or is diagnosed with a Severe Cognitive Impairment.

We will notify you in writing whether the Covered Person qualifies for the increased GMWB withdrawal percentage and if so, advise you of the Qualification Date.

Continuing Qualification — The Covered Person must prove continuing qualification for the increased GMWB withdrawal percentage each Contract Year during the Nursing Home Benefit Period. Beginning with the second Contract Anniversary after the Qualification Date, you must provide us an annual Written Notice proving the Covered Person:

1.              remains confined to a Nursing Home; and,

2.              remains unable to perform at least two of the six Activities of Daily Living, or is currently diagnosed with a Severe Cognitive Impairment.

We must receive the annual Written Notice not less than 10, nor more than 30 days prior to each applicable Contract Anniversary during the Nursing Home Benefit Period. However, if it was not reasonably possible to send us the Written Notice within the prescribed time, the delay will not reduce the benefit if Written Notice is provided as soon as reasonably possible to do so.

Proof of Qualification — A written statement signed by the Covered Person’s Physician addressing the qualifying conditions constitutes satisfactory proof.  However, we reserve the right to require an examination of the Covered Person by a Physician of our choice at our expense. In the event of a conflict between the medical opinions, the opinion of our Physician shall prevail with respect to initial or continuing qualification.

CALCULATING THE ANNUAL WITHDRAWAL AMOUNT USING THE INCREASED GMWB WITHDRAWAL PERCENTAGE

Qualifying Year — Qualification for the increased GMWB withdrawal percentage may result in an increase in the Annual Withdrawal Amount available for the remainder of the Contract Year during which qualification occurs.  However, an increase in the Annual Withdrawal Amount will not change the effect of any withdrawal that occurred prior to the Qualification Date.

If your aggregate GMWB withdrawals from the beginning of the qualifying Contract Year through the Qualification Date are less than or equal to the Annual Withdrawal Amount, we will calculate the remaining Annual Withdrawal Amount by multiplying the Benefit Base on the Qualification Date by the increased GMWB withdrawal percentage, and subtracting the aggregate GMWB withdrawals already taken that Contract Year.

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If you have taken an Excess Withdrawal during the qualifying Contract Year prior to the Qualification Date, we will calculate the remaining Annual Withdrawal Amount for that Contract Year by subtracting the GMWB withdrawal percentage determined on the Benefit Election Date according to the GMWB rider you purchased from the increased GMWB withdrawal percentage provided by this endorsement, and multiplying the difference in those percentages by the Benefit Base on the Qualification Date.

We will include the amount of the increase in the Annual Withdrawal Amount for the qualifying year in the notice we send that confirms the Covered Person’s qualification for the increased GMWB withdrawal percentage.

Continuing Qualification Years — For any Contract Year during which continuing qualification would apply, we multiply the Benefit Base on the Contract Anniversary by the increased GMWB withdrawal percentage to determine the Annual Withdrawal Amount for that Contract Year.

Non-Qualifying Years — For any Contract Year during which the Covered Person fails to qualify for the increased GMWB percentage, we calculate the Annual Withdrawal Amount using the GMWB withdrawal percentage established on the Benefit Election Date according to the terms of the GMWB rider you purchased and that Contract Year will not be included in the Nursing Home Benefit Period.

GENERAL PROVISIONS

Two Covered Persons — If the GMWB withdrawal percentage established on the Benefit Election Date was based on two Covered Persons, both must meet the qualifying conditions; and all provisions that reference the “Covered Person” shall be interpreted to mean both “Covered Persons”.

Termination — This endorsement terminates at the end of the Nursing Home Benefit Period, or if sooner, when the GMWB rider is terminated. In the event the GMWB rider is reinstated according to the provisions of that rider, this endorsement will also be reinstated unless the Nursing Home Benefit Period has expired.

Signed for the Company and made a part of the Contract as of the GMWB Rider Effective Date.

Protective Life Insurance Company

Secretary

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